SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 15, 2010

CORTEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15241 Barranca Parkway Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 727-3157

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 15, 2010, Cortex Pharmaceuticals, Inc. (the “Company”) announced that it had completed a private placement of a convertible promissory note in the principal amount of $1.5 million with a single accredited institutional investor, Samyang Optics Co., Ltd. (“Samyang”) of Korea. The promissory note accrues simple interest at the rate of 6% per annum and may be converted into unregistered shares of the Company’s common stock at Samyang’s election at any time after April 15, 2010 and on or before the January 15, 2011 maturity date (the “maturity date”).

Prior to and no less than three months before the maturity date, Samyang has the option to elect repayment of the note in cash, which repayment in cash would be made by the Company within three months after the maturity date. Additionally, the Company may elect to prepay all or any portion of the amount due under the note prior to the maturity date, however, any prepaid principal amount will include a prepayment fee equal to the difference between the interest accrued on such amount to the prepayment date and the interest that would have accrued to the maturity date if such amount had not been prepaid. Any amounts outstanding under the note that have not been converted or elected to be repaid will automatically convert into unregistered shares of common stock after the close of business on the maturity date. The number of common shares issuable upon conversion of the promissory note shall be based upon the greater of: (i) $0.134 per share or (ii) an amount representing a 15% discount to the five-day volume weighted average closing price of the Company’s common stock immediately prior to the conversion date of the promissory note.

In connection with any conversion of the promissory note, the Company is obligated to issue to Samyang two-year warrants to purchase additional unregistered shares of the Company’s common stock representing 40% of the number of shares of common stock issued upon conversion of the promissory note. The warrant to purchase additional shares shall include an exercise price per share representing a 40% premium to the price per share at which the common stock is issued upon conversion of the promissory note. The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The warrants are subject to a call provision that permits the Company to cancel the warrants (unless earlier exercised by the holder) in the event that the weighted average closing price of its common stock exceeds 150% of the warrant exercise price for each of ten (10) consecutive trading days, and certain other conditions are satisfied. In the event that the note is repaid rather than converted, no warrants will be issued to Samyang.

The transaction documents provide the Company with a right of first refusal on sales by Samyang of more than 500,000 shares of common stock underlying the promissory note or warrants during any two trading day period. Additionally, if, and for such time as, Samyang owns not less than fifteen percent (15%) of the then outstanding shares of the Company’s common stock, Samyang may, subject to certain circumstances, appoint a representative reasonably acceptable to the Company to attend meetings of the Company’s Board of Directors in a nonvoting observer capacity.

The securities issued in the private placement (including any securities underlying the note and the warrants) have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The Company is not under any obligation to register the securities.

This announcement is not an offer to sell the Company’s securities, and any opportunity to participate in the private placement was available only to Samyang.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement, the form of Promissory Note and the form of Common Stock Purchase Warrant, which are collectively filed as Exhibit 10.116 to this report, each of which is incorporated herein by reference. The press release describing the private placement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The agreements executed in connection with the private placement contain representations to support the Company’s reasonable belief that the investor is acquiring the securities for its own account and not with a view to the distribution thereof and that the investor is an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended). At the time of their issuance, the securities will be deemed to be restricted securities for purposes of the Securities Act of 1933, as amended, and the certificates representing the securities shall bear legends to that effect.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.116	Securities Purchase Agreement, dated January 15, 2010, by and between Cortex Pharmaceuticals, Inc. and Samyang Optics Co., Ltd., including a form of Promissory Note attached as Exhibit A thereto and a form of Common Stock Purchase Warrant attached as Exhibit B thereto.

99.1	Press Release dated January 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORTEX PHARMACEUTICALS, INC.

January 21, 2010	/s/ MARIA S. MESSINGER
Maria S. Messinger
Vice President, Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.116	Securities Purchase Agreement, dated January 15, 2010, by and between Cortex Pharmaceuticals, Inc. and Samyang Optics Co., Ltd., including a form of Promissory Note attached as Exhibit A thereto and a form of Common Stock Purchase Warrant attached as Exhibit B thereto.

99.1	Press Release dated January 15, 2010.